UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2013

(Exact Name of Registrant as Specified in Charter)

Michigan	1-16577	38-3150651
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of Principal Executive Offices)	(Zip Code)
(248) 312-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Flagstar Bancorp, Inc. issued a press release on December 18, 2013 announcing that Flagstar Bank, FSB (the "Bank") entered into an agreement to sell a substantial portion of its mortgage servicing rights ("MSRs") portfolio to Matrix Financial Services Corporation ("Matrix"), a wholly owned subsidiary of Two Harbors Investment Corp. The agreement provides for the sale of $40.7 billion in aggregate unpaid principal balance of residential MSRs, which represented 55 percent of Flagstar’s mortgage loans serviced-for-others portfolio as of September 30, 2013. Covered under the agreement are certain mortgage loans serviced for both Fannie Mae and Ginnie Mae, originated primarily after 2010. The acquisition is expected to close before the end of the year, and is subject to customary closing conditions.

A central component of this transaction is that Flagstar will act as the sub-servicer on all of the mortgage loans underlying the MSRs being sold under the agreement. As a result, Flagstar will receive sub-servicing income and retain a portion of the ancillary fees to be paid as the sub-servicer of the loans. Unless terminated earlier in accordance with its terms, the sub-servicing agreement will remain in effect so long as mortgage loans underlying the MSRs remain outstanding.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

     (d)      The following exhibit is being furnished herewith:

99.1	Press Release dated December 18, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTAR BANCORP, INC.

Dated: December 19, 2013	By:	/s/ Paul D. Borja
Paul D. Borja
Executive Vice-President and Chief Financial Officer

Exhibit Index

Exhibit No.         Description

99.1	Press Release dated December 18, 2013